UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 20, 2012

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2012 (the “Effective Date”), FirstEnergy Corp. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with the Company’s President and Chief Executive Officer, Anthony J. Alexander.  The Employment Agreement covers Mr. Alexander’s continued service until April 30, 2016, unless employment is earlier terminated under the terms of the Employment Agreement (the (“Employment Period”).  Under the Employment Agreement, Mr. Alexander will continue to serve as the Company’s President and Chief Executive Officer (“CEO”).  In connection with succession planning, the Company’s Board of Directors may elect another person as President and/or CEO of the Company at any time during the Employment Period.  In that event, such person will report directly to Mr. Alexander who will serve as Executive Chairman or Chairman of the Board of Directors and CEO, as applicable, with ongoing executive responsibilities for the remainder of the Employment Period.

During the Employment Period, Mr. Alexander will receive an annual base salary in an amount determined consistent with the Company’s compensation philosophy, which for 2012 is currently set at $1,340,000 (the “Base Salary”).  Further, Mr. Alexander is eligible to participate in the Company’s Short-Term Incentive Program and Long-Term Incentive Program, under the terms of those programs.

As of the Effective Date, Mr. Alexander received a four-year retention and incentive award in the form of a restricted stock grant covering 200,000 common shares of the Company (the “Restricted Stock Award”).  Twenty-five percent, or 50,000 common shares, of the Restricted Stock Award will vest on each of December 31, 2013 and December 31, 2014, and the remaining fifty percent, or 100,000 common shares, will vest on December 31, 2015, so long as Mr. Alexander remains employed through those dates.  The Restricted Stock Award vests in full if the Employment Agreement is terminated (1) voluntarily by Mr. Alexander upon notice if his total compensation opportunity under the Employment Agreement is reduced below the opportunity established for 2012 (unless that reduction is applicable to the Company’s senior executives generally or the Company remedies the reduction within 30 days following notice of termination from Mr. Alexander); (2) by the Board of Directors without “Cause”; or (3) as a result of Mr. Alexander’s death or “Disability”, as those terms are defined in the Company’s 2007 Incentive Plan.  If the Employment Agreement is terminated by the Board of Directors for “Cause”, or voluntarily by Mr. Alexander, at any time prior to any vesting date (except as described in the prior sentence), then the unvested portion of the Restricted Stock Award will be forfeited.

Either the Board of Directors or Mr. Alexander may terminate the Employment Agreement at any time and for any reason during the Employment Period.  Upon such termination, Mr. Alexander will receive his Base Salary through the date of termination, and all accrued and/or vested benefits, compensation or awards of any kind that he is entitled to under any other plans or awards (including 100% vesting of the Restricted Stock Award if the vesting requirements are satisfied).

Under the Employment Agreement, in accordance with the grant terms and as of the Effective Date, the Board exercised its discretion and fully vested the outstanding restricted stock grant of 98,271 shares provided to Mr. Alexander on February 27, 2006.

Mr. Alexander also will be eligible to continue to participate in the benefit plans and perquisite programs generally available to senior executives of the Company, on the terms of those plans and programs, including all fringe benefits.

Under the Employment Agreement, Mr. Alexander has agreed that any “incentive-based compensation”, within the meaning of the federal securities laws, that he may receive will be subject to claw-back by the Company in the manner required by such laws and applicable regulations to be issued from time to time, and as implemented by the Board of Directors (or the Compensation Committee).  In addition, under the Employment Agreement, Mr. Alexander is subject to certain customary obligations, such as non-competition during the Employment Period and for a period of 24 months thereafter as well as a non-disparagement obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 20, 2012

FIRSTENERGY CORP.
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President, Controller and Chief Accounting Officer